Exhibit 10.38

STOCKHOLDERS AGREEMENT
CVR ENERGY, INC.
Dated as of [                     ___,] 2007

STOCKHOLDERS AGREEMENT OF
CVR ENERGY, INC.
     This Stockholders Agreement of CVR Energy, Inc., a Delaware corporation (the “Company”) is dated as of [___], 2007, by and among the Company, Coffeyville Acquisition LLC, a Delaware limited liability company (“CA”), and Coffeyville Acquisition II LLC, a Delaware limited liability company (“CA II” and, collectively with CA, the “Stockholders”). Any capitalized term used herein without definition shall have the meaning set forth in Article V.
     WHEREAS, the Company is proposing to sell shares of common stock, par value $.01 per share, of the Company (“Common Stock”) to the public in an initial public offering (“IPO”);
     WHEREAS, immediately after the completion of the Company’s IPO, it is expected that the Stockholders will own approximately 80.6% (78.2% if the underwriters exercise their option to purchase additional shares from the Stockholders) of the issued and outstanding shares of Common Stock;
     WHEREAS, the Company and the Stockholders desire to enter into this Agreement on the terms and conditions set forth herein to set forth the respective rights and obligations of the Stockholders upon the consummation of the IPO; and
     WHEREAS, contemporaneously with this Agreement, the parties hereto are entering into a registration rights agreement (the “Registration Rights Agreement”).
ARTICLE I
REPRESENTATIONS AND WARRANTIES
     Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:
     Section 1.1 Due Organization; Power and Authority, etc. Such party, if not a natural person, is duly organized and validly existing under the laws of its jurisdiction of organization. Such party has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder.
     Section 1.2 Authorization; Enforceability. All actions required to be taken by or on behalf of such party to authorize such party to execute, deliver and perform such party’s obligations under this Agreement have been taken, and this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.
     Section 1.3 Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation by such party of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any applicable law, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such party or by which such party or any material portion of the properties of such party is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon such party’s ability to enter into and carry out its obligations under this Agreement.
ARTICLE II
GOVERNANCE
     Section 2.1 Board of Directors.
          (a) The Stockholders and the Company shall take all Necessary Action to cause the Board to initially consist of eight (8) directors and thereafter be comprised of not less than three (3) nor more than fifteen (15) directors, two (2) of whom shall be designated by CA, two (2) of whom shall be designated by CA II, one (1) of whom shall be the chief executive officer (or equivalent) of the Company and the remainder of whom shall be elected in accordance with the certificate of incorporation and bylaws of the Company; provided that:
          (i) for so long as the Stockholders beneficially own in the aggregate an amount of Common Stock that represents at least 40% of the outstanding shares of Common Stock, if either Stockholder ceases to beneficially own an amount of Common Stock that represents at least 20% of the outstanding shares of Common Stock, then such Stockholder shall only be entitled to designate one (1) director for election to the Board; and provided, further, that if either Stockholder ceases to beneficially own at least 5% of the outstanding shares of Common Stock, then such Stockholder shall not be entitled to designate any directors for election to the Board;
          (ii) if the Stockholders beneficially own in the aggregate an amount of Common Stock that represents less than 40% of the outstanding shares of Common Stock, so long as either Stockholder beneficially owns at least 20% of the outstanding shares of Common Stock, in connection with any election of directors to the Board, the Company shall at the request of such Stockholder include two representatives designated by such Stockholder in the slate of directors recommended by the Board to the stockholders for election as directors; and provided, further that if either Stockholder ceases to beneficially own at least 20% of the outstanding shares of Common Stock but shall beneficially owns at least 5% of the outstanding shares of Common Stock, in connection with any election of directors to the Board, the Company shall at the request of such Stockholder include one representative designated by such Stockholder in the slate of directors recommended by the Board to the stockholders for election as directors; and
          (iii) within one year after the Company ceases to qualify as a “controlled company” under NYSE rules, the Stockholders shall cause a sufficient number of their designees to qualify as “independent directors” under NYSE rules to ensure that the Board complies with applicable NYSE independence rules.
          (b) Except as provided above, each Stockholder shall have the exclusive right to appoint and remove its respective designees to the Board, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of such designees, and the Stockholders and the Company shall take all Necessary Action to cause the Board to be so constituted.
          (c) The initial directors designated by CA pursuant to Section 2.1(a) shall be George E. Matelich and Stanley de J. Osborne. The initial directors designated by CA II pursuant to Section 2.1(a) shall be Scott Lebovitz and Kenneth A. Pontarelli.
          (d) Decisions of the Board shall require the approval of a majority of the directors. The Board shall designate a chairman.
          (e) The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including without limitation travel, lodging and meal expenses. For the avoidance of doubt, Sponsor Directors shall not receive compensation for serving on the Board and on any committees thereof.
          (f) The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms.
          (g) Solely for purposes of Section 2.1(a)(i), and in order to secure the performance of each Stockholder’s obligations under Section 2.1(a)(i), each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Proxy Holder (as defined below) the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its shares of Common Stock as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its shares of Common Stock in accordance with the terms of Section 2.1(a)(i) (each such Stockholder, a “Breaching Stockholder”). Each Breaching Stockholder shall have five (5) Business Days from the date of a request for such vote or written consent (the “Cure Period”) to cure such failure. If after the Cure Period the Breaching Stockholder has not cured such failure, any Stockholder whose designees to the Board were required to be approved by the Breaching Stockholder pursuant to Section 2.1(a)(i) but were not approved by the Breaching Stockholder, shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Stockholder’s shares of Common Stock for the purposes of taking the actions required by Section 2.1(a)(i) (such Stockholder, a “Proxy Holder”), and of removing from office any directors elected to the Board in lieu of the designees of the Proxy Holder who should have been elected pursuant to Section 2.1(a)(i). Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 2.1(a)(i) with respect to the shares of Common Stock owned by such Stockholder. Notwithstanding the foregoing, the conditional proxy granted by this Section 2.1(h) shall be deemed to be revoked upon the termination of Article II in accordance with its terms.
     Section 2.2 Additional Management Provisions.
          (a) For so long as the Stockholders beneficially own in the aggregate an amount of Common Stock that represents at least 40% of the outstanding shares of Common Stock, (i) each Stockholder that has the right to designate at least two Directors to the Board pursuant to Section 2.1(a)(i) shall have the right to have at least one (1) of its designated directors on any committee (with the exception of the Audit Committee and the Conflicts Committee) of the Board, to the extent such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company, (ii) Sponsor Directors shall constitute the majority of each such committee (at least 50% in the case of the Nominating and Corporate Governance Committee and the Compensation Committee), and (iii) the Chairman of each such committee shall be a Sponsor Director. In the event that SEC or NYSE rules applicable to the Company limit the number of Sponsor Directors that can serve on any committee (other than the Audit Committee), the parties shall allocate committee membership among Sponsor Directors in as equitable a manner as possible, taking into account the relative level of ownership of the Stockholders in considering committee preferences.
          (b) Each Stockholder agrees and acknowledges that the directors designated by CA and CA II may share confidential, non-public information about the Company with Kelso and GSCP, respectively.
          (c) The Stockholders hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when CA and/or CA II takes any action under this Agreement to give or withhold its consent, CA and/or CA II, as applicable, shall have no duty (fiduciary or other) to consider the interests of the Company or any other holder of Common Stock and may act exclusively in its own interest and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.
ARTICLE III
TRANSFERS
     Section 3.1 Limitations on Transfer.
          (a) No Stockholder shall be entitled to Transfer its shares of Common Stock at any time if such Transfer would:

          (i) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or Common Stock;
          (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or
          (iii) be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.
          (b) In the event of a purported Transfer by a Stockholder of any shares of Common Stock in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.
          (c) Each certificate evidencing the shares of Common Stock shall bear the following restrictive legend, either as an endorsement or on the face thereof:
THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF [___ ___], 2007, AS MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS’ AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.
          (d) In the event that the restrictive legend set forth in Section 3.1(c) has ceased to be applicable, or upon request by a Stockholder proposing to Transfer shares of Common Stock pursuant to any Transfer permitted under this Agreement, the Company shall provide such Stockholder, or its transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities of like tenor not bearing the legend with respect to which the restriction has ceased and terminated (it being understood that the restriction referred to in the first paragraph of the legend in Section 3.1(c) shall cease and terminate upon the termination of this Article III).

     Section 3.2 Tag Along Rights.
          (a) In the case of a proposed Transfer by a Stockholder (a “Transferring Stockholder”) of shares of Common Stock owned by such Stockholder, other than (i) to the Company, (ii) to a Permitted Transferee or (iii) to the public pursuant to an underwritten offering or Rule 144 under the Securities Act (a “Proposed Transfer”), each other Stockholder who exercises its rights under this Section 3.2(a) (a “Tagging Stockholder”) shall have the right to require the Transferring Stockholder to cause the proposed transferee (a “Proposed Transferee”) to purchase from such Tagging Stockholder up to a number of its shares of Common Stock equal to the product of (i) (A) the number of shares of Common Stock held by the Tagging Stockholder divided by (B) the number of shares of Common Stock held by all Stockholders participating in such Transfer and (ii) the aggregate number of shares of Common Stock proposed to be Transferred to the Proposed Transferee.
          (b) The Transferring Stockholder shall give notice to each other Stockholder of a Proposed Transfer not later than five (5) Business Days prior to the closing of the Proposed Transfer, setting forth the number of shares of Common Stock proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and, if such consideration consists in part or in whole of property other than cash, the Transferring Stockholder shall provide such information, to the extent reasonably available to the Transferring Stockholder, relating to such non-cash consideration as the other Stockholders may reasonably request in order to evaluate such non-cash consideration), and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Stockholder shall deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 3.2 must be exercised by a Stockholder within three (3) Business Days following receipt of the notice required by the first sentence of this Section 3.2(b), by delivery of a written notice to the Transferring Stockholder indicating its desire to exercise its rights and specifying the number of shares of Common Stock it desires to Transfer.
          (c) Any Transfer of shares of Common Stock by a Tagging Stockholder to a Proposed Transferee pursuant to this Section 3.2 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Stockholder; provided that in order to be entitled to exercise its tag along right pursuant to this Section 3.2, each Tagging Stockholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Stockholder in connection with the Proposed Transfer (other than any non-competition or similar agreements or covenants that would bind the Tagging Stockholder or its Affiliates), and agree to the same conditions to the Proposed Transfer as the Transferring Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Stockholder and each Tagging Stockholder severally and not jointly and that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its shares of Common Stock and the power, authority and legal right to Transfer such shares of Common Stock, the aggregate amount of the liability of the Tagging Stockholder shall not exceed either (i) such Tagging Stockholder’s pro rata portion of any such liability to be determined in accordance with such Tagging Stockholder’s portion of the total number of shares of Common Stock included in such Transfer or (ii) the proceeds to such Tagging Stockholder in connection with such Transfer. Each Tagging Stockholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.
     Section 3.3 Substitute Stockholder.
          (a) Any Transfer of shares of Common Stock to any Permitted Transferee of a Stockholder, which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if such Permitted Transferee of such shares of Common Stock agrees in writing that it shall, upon such Transfer, assume with respect to such shares of Common Stock the transferor’s obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such transferor in respect of the shares of Common Stock.
          (c) Notwithstanding the foregoing, Section 3.3(a) shall not apply to any Transfer to (i) the public under a Registration Statement or Rule 144 under the Securities Act or (ii) any general or limited partner, member or stockholder of any Stockholder.
     Section 3.4 Release of Liability. In the event a Stockholder shall Transfer all of its shares of Common Stock in compliance with the provisions of this Agreement, without retaining any interest therein, directly or indirectly, then such Stockholder shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.
     Section 3.5 Termination of Transfer Restrictions. The provisions of this Article III shall terminate and be of no further force and effect upon the earlier of (i) the fifth anniversary of the IPO or (ii) the date on which the Stockholders cease to hold collectively 25% of their Initial Post-IPO Share Ownership.
ARTICLE IV
GENERAL PROVISIONS
     Section 4.1 Termination. The provisions of Article II of this Agreement shall terminate as set forth in such Article. The provisions of Article III of this Agreement shall terminate as set forth in Section 3.5. The remainder of this Agreement shall terminate after each Stockholder shall have transferred all shares of Common Stock owned by it.
     Section 4.2 Subsequent Acquisition of Shares. Any securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “shares of Common Stock” as such term is used herein for purposes of this Agreement.
     Section 4.3 Waiver by Stockholders. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Certificate of Incorporation in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the Certificate of Incorporation, this Agreement shall constitute a waiver by each Stockholder, to the fullest extent permissible under applicable laws, of any right such Stockholder may have pursuant to the Certificate of Incorporation that is inconsistent with this Agreement.
     Section 4.4 Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Stockholder, Sponsor Director and Affiliated Officer of the Company has the right to, and shall have no duty (contractual or otherwise) to refrain from, directly or indirectly engaging in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those deemed to be competing with the Company or any of its subsidiaries; and (ii) in the event that a Shareholder, Sponsor Director or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that both the Corporation or its subsidiaries, on the one hand, and such Stockholder or any other Person, on the other hand, might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, such Stockholder, Sponsor Director or Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its subsidiaries or any holder of Common Stock for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder, Sponsor Director or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its subsidiaries.
     Section 4.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(a)	If to the Company to: 10 E. Cambridge Circle, Ste. 250 Kansas City, Kansas 66103 Attention: Edmund S. Gross Facsimile No.: 913-981-0000

(b)	If to CA to:

c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II
Facsimile No.: 212-223-2379

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Kevin M. Schmidt
Facsimile No.: (212) 909-6836

(c)	If to CA II to:

c/o GS Capital Partners V Fund, L.P.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Kenneth Pontarelli
Facsimile No.: 212-357-5505

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Robert C. Schwenkel
          Steven Steinman
Facsimile No.: (212) 859-4000
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered; provided that such delivery is confirmed.
     Section 4.6 Securities Act Matters. Each Stockholder understands that, in addition to the restrictions on transfer contained in this Agreement, such Stockholder must bear the economic risks of its investment for an indefinite period because the shares of Common Stock held by such Stockholder have not been registered under the Securities Act.
     Section 4.7 Headings. The headings to sections in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     Section 4.8 Entire Agreement. This Agreement and the Registration Rights Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. There are no representations, warranties, promises, inducements, covenants or undertakings relating to shares of Common Stock, other than those expressly set forth or referred to herein or in the Registration Rights Agreement.
     Section 4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     Section 4.10 Governing Law; Attorneys’ Fees. This Agreement and the rights and obligations of the parties hereto hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
     Section 4.11 Waivers. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.
     EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 4.12 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
     Section 4.13 Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the parties hereto.
     Section 4.14 Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns. No Stockholder may assign any of its rights or obligations hereunder without the consent of the Company unless such assignment is in connection with a Transfer permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 3.2 and Section 3.3, in each case, to the extent applicable.

     Section 4.15 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.
     Section 4.16 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
     Section 4.17 Marketing Materials. The Company grants each Stockholder and their respective Affiliates permission to use the Company’s name and logo in marketing materials of such Stockholder or any of its Affiliates. Such Stockholder or its Affiliates, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.
     Section 4.18 Notice of Events. The Company shall notify each Stockholder, on a reasonably current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its subsidiaries (but, excluding traffic violations or similar misdemeanors), and shall reasonably cooperate with such Stockholder or its Affiliates in efforts to mitigate any adverse consequences to such Stockholder or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).
ARTICLE V
DEFINED TERMS
     “Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Affiliated Officer” means an officer of the Company that is an Affiliate of CA, CA II, GSCP or Kelso.
     “Agreement” means this Stockholders Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.
     “Board” mean the board of directors of the Company.
     “Breaching Stockholder” has the meaning given in Section 2.1(g).
     “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
     “CA” has the meaning given in the introductory paragraph to this Agreement.
     “CA II” has the meaning given in the introductory paragraph to this Agreement.
     “Certificate of Incorporation” means the certificate of incorporation and by-laws of the Company, as the same may be amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” has the meaning given in the recitals to this Agreement.
     “Company” has the meaning given in the introductory paragraph to this Agreement.
     “Cure Period” has the meaning given in Section 2.1(g).
     "ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “GSCP” means GS Capital Partners V Fund, L.P., a Delaware limited partnership, together with GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners V Institutional, L.P., a Delaware limited partnership, and GS Capital Partners V GmbH & Co. KG, a German limited partnership.
     “Initial Post-IPO Share Ownership” means, with respect to CA, [                    ] shares of Common Stock, and with respect to CA II, [                    ] shares of Common Stock, each as adjusted pursuant to any stock splits, dividends, recapitalizations or other similar events.
     “IPO” has the meaning given in the recitals to this Agreement.
     “Kelso” means Kelso Investment Associates VII, L.P., a Delaware limited partnership, together with KEP VI, LLC, a Delaware limited liability company.
     “Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of shareholders’ resolutions and amendments to the Certificate of Incorporation, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
     “Permitted Transferee” means (i) in the case of any Stockholder that is a partnership or limited liability company, any Affiliate of such Stockholder, (ii) in the case of any Stockholder that is a corporation, any Person that owns a majority of the voting Stock of such Stockholder, or any Person that is a direct or indirect wholly-owned subsidiary of such Stockholder, (iii) in the case of any Stockholder that is an individual, any successor by death or divorce, or (iv) in the case of any Stockholder that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendents.
     “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

     “Proposed Transfer” has the meaning given in Section 3.2(a).
     “Proposed Transferee” has the meaning given in Section 3.2(a).
     “Proxy Holder” has the meaning given in Section 2.1(g).
     “Registration Rights Agreement” has the meaning given in the introductory paragraph to this Agreement.
     “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the Securities and Exchange Commission under the rules and regulations promulgated under the Securities Act, including any related prospectus, amendments and supplement to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-8 or any successor form thereto.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Sponsor Director” means any director designated by CA or CA II.
     “Stockholder” has the meaning given in the introductory paragraph to this Agreement.
     “Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.
     “Tagging Stockholder” has the meaning given in Section 3.2(a).
     “Transfer” means, with respect to any shares of Common Stock, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such shares of Common Stock, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder, or direct or indirect parent thereof, all or substantially all of whose assets are shares of Common Stock shall constitute a “Transfer” of shares of Common Stock for purposes of this Agreement.
     “Transferring Stockholder” has the meaning given in Section 3.2(a).
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CVR ENERGY, INC.
By:
Name:
Title:

COFFEYVILLE ACQUISITION LLC
By:
Name:
Title:

COFFEYVILLE ACQUISITION II LLC
By:
Name:
Title:

[Signature page to Stockholders Agreement]